Filed Pursuant to Rule 424(b)(3)

Registration No. 333-217249

PROSPECTUS

6,557,463 Shares of Common Stock

This prospectus relates to the possible resale of up to 6,557,463 shares of our common stock, $0.001 par value per share, which includes 2,810,338 shares of our common stock that may be issued upon the exercise of warrants, by the selling stockholders identified in this prospectus or in supplements to this prospectus. The shares and the warrants were issued to the selling stockholders in connection with a previously disclosed February 17, 2017 private placement. We are registering the shares to provide the selling stockholders with freely tradable securities. This prospectus does not necessarily mean that the selling stockholders will offer or sell those shares. Up to 3,747,125 shares may be sold from time to time after the effectiveness of the registration statement, of which this prospectus forms a part, and up to 2,810,338 shares may be sold from time to time after August 17, 2017, which is the date the warrants pursuant to which such shares may be issued become exercisable.

We will receive no proceeds from any sale by the selling stockholders of the shares of our common stock covered by this prospectus, but we have agreed to pay certain expenses relating to the registration of such shares. The selling stockholders may from time to time offer and resell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus through underwriters or dealers, directly to purchasers or through broker-dealers or agents. See “Plan of Distribution.”

Our common stock is traded on The NASDAQ Capital Market under the symbol “VRML.” On April 10, 2017, the last reported sale price for our common stock on The NASDAQ Capital Market was $1.94 per share.

INVESTING IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. YOU SHOULD CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS, IN THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND, IF APPLICABLE, IN THE RISK FACTORS DESCRIBED IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE BUYING ANY OF OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 4, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this shelf registration process, the selling stockholders may offer and resell, from time to time, up to 6,557,463 shares of our common stock, which includes 2,810,338 shares of our common stock that may be issued upon the exercise of warrants.  We will not receive any of the proceeds from these sales, except that upon any exercise of the warrants, we will receive the exercise price of the warrants. We have agreed to pay certain expenses related to the registration of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

 We urge you to carefully read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary highlights certain information contained in greater detail elsewhere in this prospectus or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read this prospectus, any accompanying prospectus supplements, any related free writing prospectus that we have authorized for use in connection with this offering and the documents incorporated by reference herein and in any accompanying prospectus supplement, including the information referred to under the heading “Risk Factors” in this prospectus, under the heading “Risk Factors” contained in the applicable prospectus supplement and in the documents incorporated by reference into this prospectus and any prospectus supplement. Unless the context requires otherwise, all references in this prospectus to “Vermillion,” “the Company,” “we,” “us,” “our” or similar references mean Vermillion, Inc. together with its consolidated subsidiaries.

Our Company

Our vision is to drive the advancement of women’s health by providing innovative methods to detect, monitor and manage the treatment of both benign and malignant gynecologic disease, with our primary focus being diseases of the female pelvic cavity.

We are dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve outcomes for women. Our tests are intended to detect, characterize and stage disease, and to help guide decisions regarding patient treatment, which may include decisions to refer patients to specialists, to perform additional testing, or to assist in monitoring response to therapy. A distinctive feature of our approach is to combine multiple biomarkers, other modalities and diagnostics, clinical risk factors and patient data into a single, reportable index score that has higher diagnostic accuracy than its constituents. We concentrate our development of novel diagnostic tests for gynecologic disease, with an initial focus on ovarian cancer. We also intend to address clinical questions related to early disease detection, treatment response, monitoring of disease progression, prognosis and others through collaborations with leading academic and research institutions.

Corporate Information

We were originally incorporated in 1993, and we had our initial public offering in 2000. Our executive offices are located at 12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738, and our telephone number is (512) 519-0400. We maintain a website at www.vermillion.com and www.aspiralab.com where general information about us is available. Our websites, and the information contained therein, are not a part of this prospectus.

 Description of the Private Placement

On February 17, 2017, we completed a private placement (the “private placement”) of an aggregate of 3,747,125 shares of our common stock and warrants to purchase an aggregate of 2,810,338 shares of our common stock (the “warrants”) to the selling stockholders in reliance on an exemption to registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and rules promulgated thereunder. Each of the selling stockholders is either a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act or an “accredited investor” as defined in Rule 501(a) under the Securities Act. In accordance with the registration rights we granted in the securities purchase agreement entered into in connection with the private placement, we are registering for resale by the selling stockholders the shares of our common stock issued in the private placement and the shares of our common stock that may be issued upon exercise of the warrants issued in the private placement.

The shares were sold at a price of $1.40 per share, being the closing price per share of our common stock on the NASDAQ Capital Market on February 10, 2017, for an aggregate purchase price of approximately $5.2 million. The warrants were sold at a price of $0.125 per warrant, for an aggregate purchase price of approximately $0.4 million, and each warrant may be exercised for a purchase price equal to $1.80 per share of our common stock (the “Exercise Price”), subject to customary anti-dilution adjustments. The warrants may be exercised from time to time beginning on August 17, 2017, and the warrants expire on February 17, 2022 or, if earlier, five business days after the Company delivers notice that the closing price per share of its common stock exceeded the Exercise Price for 20 consecutive trading days during the exercise period.  The terms of certain of the warrants prohibit the holder of such warrants from exercising the warrants to the extent that the exercise would result in the holder beneficially owning more than 19.99% of the outstanding shares of our common stock.

The Offering

Securities Offered by the Selling Stockholders	Up to 6,557,463 shares of common stock

Common Stock Outstanding	56,089,245 shares (1)

Terms of the Offering

The selling stockholders may from time to time offer and resell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus through underwriters or dealers, directly to purchasers or through broker-dealers or agents. See “Plan of Distribution.”

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus. We may receive proceeds from the exercise of the warrants to purchase our common stock, and we would use such proceeds primarily for working capital and general corporate purposes. See “Use of Proceeds.”

NASDAQ Capital Market Symbol	VRML

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

(1)

Based upon the total number of issued and outstanding shares as of April 11, 2017. Excludes the 2,810,338 shares of our common stock that may be issued upon the exercise of the warrants held by the selling stockholders.

RISK FACTORS

Investing in our securities involves a high degree of risk. Please carefully consider the risk factors described in our most recent Annual Report on Form 10-K, any subsequent updates in our Quarterly Reports on Form 10-Q and any other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, before making an investment decision. Additional risk factors may be included in any prospectus supplements relating to securities described in this prospectus. The occurrence of any of those risks could materially and adversely affect our business, prospects, financial condition, results of operations or cash flow. Other risks and uncertainties that we do not now consider to be material or of which we are not now aware may become important factors that affect us in the future and could result in a complete loss of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents that we incorporate herein or therein by reference contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that are difficult to predict. In some cases, you can identify forward-looking statements by words such as  “may,”  “expects,”  “intends,”  “anticipates,”  “believes,”  “estimates,”  “plans,”  “seeks,”  “could,”  “should,”  “continue,”  “will,”  “potential,”  “projects” or other similar expressions. Readers are cautioned that these forward-looking statements speak only as of the date on which the document in which they appear is filed with the SEC, and, except as required by law, we do not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances after such dates. Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict.

Examples of forward-looking statements regarding our business include the following:

•	projections or expectations regarding our future revenue, cost of revenue, operating expenses, cash flow, results of operations and financial condition;
•	our plan to broaden our commercial focus from ovarian cancer to differential diagnosis of women with a range of gynecological disorders;
•	our planned business strategy and the anticipated timing of the implementation thereof;
•	plans with respect to our market expansion and growth, including plans to market Overa outside the United States;
•	plans to develop new algorithms and molecular diagnostic tests;
•	plans to establish our own payer coverage for OVA1 and Overa;
•

intentions to address clinical questions related to early disease detection, treatment response, monitoring of disease progression, prognosis and other issues in the fields of oncology and women’s health;

•	plans to leverage infrastructure and enhance our pipeline of future technologies by fostering relationships with IVD companies;
•	plans with respect to ASPiRA IVD;
•	expected service revenue growth based on ASPiRA IVD;
•	expected license revenue in future periods;
•

our planned focus on the execution of five core strategic business drivers in ovarian cancer diagnostics and specialized laboratory services to address unmet medical needs for women faced with gynecologic disease and other conditions and the continued development of our business;

•	anticipated efficacy of our products, product development activities and product innovations;
•	expected competition in the markets in which we compete;
•	plans with respect to ASPiRA LABS;
•	expectations regarding future services provided by Quest Diagnostics;
•	plans to expand our ovarian cancer franchise beyond OVA1, including with respect to Overa and OvaX;
•	plans regarding the commercialization of Overa;
•	plans to develop and perform LDTs;
•	plans with respect to the Company’s pelvic mass registry, including anticipated sources of funding;
•	anticipated effects on reimbursement for OVA1 from changes to Novitas Solutions’ administrative requirements;
•	expectations regarding the Company’s approach of monitoring and combining multiple protein biomarkers to create diagnostic tests to aid physicians considering treatment options for patients with 4 complex diseases, and the Company’s future development of new IVDMIA (also known as In Vitro Diagnostic Multivariate Index Assays);
•	expectations regarding existing and future collaborations and partnerships;
•	plans regarding future publications;
•

our continued ability to comply with applicable governmental regulations, expectations regarding pending regulatory submissions and plans to seek regulatory approvals for our tests outside the United States;

•	our ability to obtain and maintain the regulatory approvals required to market Overa in other countries;
•	our continued ability to expand and protect our intellectual property portfolio;
•	anticipated liquidity and capital requirements;
•	anticipated future losses and our ability to continue as a going concern;
•	expectations regarding the second disbursement from our financing arrangement with the State of Connecticut Department of Economic and Community Development;
•	expected expenditures, including the expected decrease in expenses related to research and development in 2017;
•	our ability to use our net operating loss carryforwards;
•	expected market adoption of our diagnostic tests, including OVA1 and Overa;
•	expectations regarding our position in the gynecologic health markets to enable us to launch new products developed, licensed, co-marketed or acquired by various routes;
•	expectations regarding raising capital and the amount of financing anticipated to be required to fund our planned operations; and
•	our expected reimbursement for our products, and our ability to obtain such reimbursement, from third-party payers such as private insurance companies and government insurance plans.

These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described in any accompanying prospectus supplement or in any document incorporated by reference into this prospectus.

These factors include, among others:

•	our ability to increase the volume of OVA1 or Overa sales;
•	our ability to market our test through sales channels other than Quest Diagnostics;
•	failures by third-party payers to reimburse OVA1 or Overa or changes or variances in reimbursement rates;
•	our ability to secure additional capital on acceptable terms to execute our business plan;
•	our ability to commercialize Overa both within and outside the United States;
•	in the event that we succeed in commercializing Overa outside the United States, the political, economic and other conditions affecting other countries (including foreign exchange rates);
•	our ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products;
•	our ability to compete successfully;
•	our ability to obtain any regulatory approval for our future diagnostic products;
•	our and our suppliers’ ability to comply with FDA requirements for production, marketing and post-market monitoring of our products;
•	additional costs that may be required to make further improvements to our manufacturing operations;
•	our ability to maintain sufficient or acceptable supplies of immunoassay and biomarker kits from our suppliers;
•	our ability to continue to develop, protect and promote our proprietary technologies;
•	future litigation against us, including infringement of intellectual property and product liability 5 exposure;
•	our ability to retain key employees;
•	business interruptions;
•	legislative actions resulting in higher compliance costs;
•	changes in healthcare policy;
•	our ability to comply with environmental laws;
•	our ability to generate sufficient demand for ASPiRA LABS’ services to cover its operating costs;
•	our ability to comply with the additional laws and regulations that apply to us in connection with the operation of ASPiRA LABS; and
•	our ability to comply with FDA regulations that relate to our products and to obtain any FDA clearance or approval required to develop and perform LDTs.

You should read this prospectus, any accompanying prospectus supplement, any related free writing prospectus and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we currently expect. You should not put undue reliance on any forward-looking statement. We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or that we do not fully control that could cause actual results to differ materially from those expressed or implied in our forward-looking statements.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their accounts. We will not receive any of the proceeds from these sales, if any. A portion of the shares covered by this prospectus may be issued upon exercise of warrants to purchase our common stock. Upon any exercise of the warrants, the selling stockholder would pay us the exercise price of the warrants, and we would use such proceeds primarily for working capital and general corporate purposes. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling stockholders or any underwriting discounts or commissions.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of our common stock beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. The selling stockholders will be responsible for any underwriting discounts or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may sell shares using any one or more of the following methods:

•	on NASDAQ or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	through the settlement of short sales;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders also may sell shares under Rule 144 promulgated under the Securities Act rather than under this prospectus or any related prospectus supplement.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell our common stock short and deliver these shares of our common stock to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell our common stock. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of the shares of our common stock covered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any compensation received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any related prospectus supplement. However, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of NASDAQ pursuant to Rule 153 under the Securities Act.

We have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

The shares of common stock covered by this prospectus will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock covered hereby may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of our common stock covered by this prospectus. Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of common stock involved, (iii) the price at which such shares were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (iv) other facts material to the transaction.

With certain exceptions, we have agreed to use commercially reasonable efforts to keep this prospectus effective until the later of February 17, 2019, the date by which all the shares of common stock covered by this prospectus may be sold without volume or manner of sale restrictions which may be applicable to affiliates under Rule 144 or the date by which all the shares covered by this prospectus are sold. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus or any related prospectus supplement forms a part.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is based on the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and on the provisions of our Fourth Amended and Restated Certificate of Incorporation, dated January 22, 2010, as amended effective June 19, 2014 (our “Certificate of Incorporation”), and our Fifth Amended and Restated Bylaws, effective June 19, 2014 (our “Bylaws”). This information is qualified entirely by reference to the applicable provisions of the DGCL, our Certificate of Incorporation, and our Bylaws. For information on how to obtain copies of our Certificate of Incorporation and our Bylaws, please refer to the heading “Where You Can Find More Information” in this prospectus.

Our Authorized Capital Stock

Under our Certificate of Incorporation, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of April 11, 2017, 56,089,245 shares of our common stock were outstanding, 4,604,263 shares of our common stock were subject to outstanding options (assuming, in the case of performance-based options, full attainment of the respective performance measures) and 131,250 shares of our common stock were subject to outstanding restricted stock unit awards.  There were 1,694,745 shares of our common stock reserved for future issuance to employees, directors and consultants pursuant to our stock incentive plans. In addition, as of April 11, 2017, warrants to purchase 6,976,997 shares of our common stock were outstanding.  The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative voting rights.

Dividend Rights

Subject to preferences to which holders of preferred stock may be entitled and the rights of certain of our stockholders set forth in the Stockholders Agreement (as defined below), holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. We have never paid or declared any dividend on our common stock, and we do not anticipate paying cash dividends on any common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable. As described under “Stockholders Agreement,” certain holders of our common stock have the right to purchase shares in connection with most equity offerings made by the Company.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of any senior class of securities. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

As of April 11, 2017, there were no shares of our preferred stock outstanding.

Our Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption terms and liquidation preferences as shall be determined by our Board of Directors. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

Stockholders Agreement

In connection with a private placement in May 2013, we entered into a stockholders agreement with the purchasers named therein (the “Stockholders Agreement”). Pursuant to and subject to the terms of the Stockholders Agreement, certain of the investors received rights to participate in any future equity offerings on the same price and terms as other investors, and rights to exercise piggyback registration rights for any registration statements that we file prior to May 13, 2018 on our own account or for the account of others with respect to shares of our common stock.

In addition, the Stockholders Agreement prohibits the Company from taking material actions without the consent of at least one of the two primary investors. These material actions include:

•	making any acquisition with value greater than $2 million;
•

entering into, or amending the terms of agreements with Quest Diagnostics, provided that such investors consent shall not be unreasonably withheld, conditioned or delayed following good faith consultation with the Company;

•	submitting any resolution at a meeting of stockholders or in any other manner changing or authorizing a change in the size of our Board of Directors;
•	offering, selling or issuing any securities senior to our common stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our common stock;
•	amending our Certificate of Incorporation or our Bylaws in any manner that affects the rights, privileges or economics of our common stock or the warrants purchased in the May 2013 private placement;
•	taking any action that would result in a change in control of Vermillion or an insolvency event;
•

paying or declaring dividends on any securities of the Company or distributing any assets of the Company other than in the ordinary course of business or repurchasing any outstanding securities of the Company; or

•	adopting or amending any stockholder rights plan.

In addition, the two primary investors (Jack W. Schuler, on the one hand, and Oracle Partners, LP and Oracle Ten Fund Master, LP, on the other hand) each received the right to designate a person to serve on our Board of Directors. These rights terminate for each investor when that investor ceases to beneficially own less than 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that it purchased at the closing of our May 2013 private placement.

 Section 203 of the Delaware Corporation Law

We are subject to Section 203 of the DGCL, which prevents an interested stockholder (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation’s outstanding voting stock), from engaging in a business combination (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless:

•

before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon consummation of the transaction that resulted in the interested stockholders becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL could make a takeover of the Company difficult.

Effect of Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for our securities. Our Certificate of Incorporation eliminates the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting, and our Bylaws require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our Certificate of Incorporation authorizes undesignated preferred stock, which makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of the provisions of our Certificate of Incorporation described in the immediately preceding paragraph would require approval by our Board of Directors and the affirmative vote of at least 66 2/3% of our then outstanding voting securities, and the amendment of any of the provisions of our Bylaws described in the immediately preceding paragraph would require approval by our Board of Directors or the affirmative vote of at least 66 2/3% of our then outstanding voting securities.

Transfer Agent

The transfer agent for our common stock is Wells Fargo Shareowner Services.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “VRML.”

SELLING STOCKHOLDERS

The “selling stockholders” named in this prospectus may sell shares of our common stock registered pursuant to the registration statement of which this prospectus is a part. This prospectus covers the resale of 6,557,463 shares of our common stock, including 2,810,338 shares of our common stock that may be issued upon the exercise of warrants, issued to the selling stockholders named in this prospectus in connection with our previously disclosed February 17, 2017 private placement. The selling stockholders are not required to offer any of the shares of our common stock covered by this prospectus for resale. Since the selling stockholders may sell all, some or none of their shares, and may or may not exercise any or all of the warrants, we cannot estimate with precision the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates.

Information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus.

Each selling stockholder that sells shares of common stock pursuant to this prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of our common stock may be deemed to be underwriting commissions or discounts under the Securities Act.

The following table sets forth information with respect to our common stock beneficially owned by the selling stockholders as of April 11, 2017:

	Shares Beneficially Owned Prior to Resale(1)		Shares Offered for Resale	Warrant Shares Offered for Resale	Shares Beneficially Owned After Resale(2)
Name of Selling Stockholder	#	%			#	%
Oracle Partners, LP (3)	5,673,754	10.12%	617,731	463,298	5,056,023	8.94%
Jack W. Schuler Living Trust (4)	3,905,223	6.87%	974,081	730,560	2,931,142	5.09%
Tino Hans Schuler Trust (4)	2,897,021	5.11%	486,763	365,072	2,410,258	4.23%
Tanya Eve Schuler Trust (4)	2,897,021	5.11%	486,763	365,072	2,410,258	4.23%
Therese Heidi Schuler Trust (4)	2,897,021	5.11%	486,763	365,072	2,410,258	4.23%
Schuler GC 2010 Continuation Trust (4)	840,003	1.49%	486,763	365,072	353,240	*
Birchview Fund LLC (5)	1,081,529	1.91%	100,419	75,314	981,110	1.73%
Robert Masters	33,473	*	33,473	25,104	–	–
James S. Burns (6)	298,314	*	15,000	11,250	283,314	*
Michael Gordon (7)	186,829	*	11,166	8,374	175,663	*
Valerie B. Palmieri (8)	525,728	*	10,042	7,531	515,686	*
Robert Schroder (9)	10,000	*	10,000	7,500	–	–

Fred Ferrara (10)	112,945	*	6,695	5,021	106,250	*
James T. LaFrance (11)	434,187	*	6,695	5,021	427,492	*
Veronica G. H. Jordan (12)	83,116	*	6,695	5,021	76,421	*
Vaughn Bryson (13)	110,338	*	4,729	3,546	105,609	*
Eric J. Schoen (14)	320,563	*	3,347	2,510	317,216	*
Total			3,747,125	2,810,338

________

*    Represents less than 1%.

(1)  Based on 56,089,245 shares of our common stock outstanding as of April 11, 2017.  In addition, shares underlying options, restricted stock units or warrants vesting or exercisable within 60 days of April 11, 2017 are deemed outstanding for the purpose of computing the percentage ownership of the person or persons holding such options, restricted stock units or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons.  The warrant shares issuable upon the exercise of the warrants listed in the table above are not deemed outstanding because selling stockholders do not have the right to acquire beneficial ownership of the warrant shares issuable upon exercise of the warrants within 60 days of April 11, 2017. The warrants sold in the February 17, 2017 private placement become exercisable on August 17, 2017.

(2)  Assumes that the selling stockholders will sell all of the shares of common stock saleable pursuant to this prospectus, including shares of common stock that may be issued upon the exercise of the warrants.  Assumes for each selling stockholder that (a) only such selling stockholder’s warrants were exercised and (b) as a consequence the number of issued and outstanding shares has increased by the number of such selling stockholder’s warrant shares.  The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(3)Based on the information provided in Amendment No. 6 to Schedule 13D filed with the SEC on February 22, 2017 by Larry N. Feinberg with respect to himself, Oracle Associates, LLC (“Oracle Associates”), Oracle Partners, L.P. (“Oracle Partners”), Oracle Investment Management, Inc. (“Investment Manager”), Oracle Ten Fund Master, L.P. (“Ten Fund”) and Oracle Institutional Partners, L.P. (“Institutional Partners”) (Mr. Feinberg, together with Oracle Associates, Oracle Partners, Investment Manager, Ten Fund and Institutional Partners, the “Oracle Reporting Persons”).  The Oracle Reporting Persons reported that each of Mr. Feinberg and Oracle Associates has shared voting and dispositive power with respect to 9,825,289 shares of our common stock; Oracle Partners has shared voting and dispositive power with respect to 5,673,754 shares of our common stock; each of Investment Manager and Ten Fund has shared voting and dispositive power with respect to 2,595,980 shares of our common stock; and Institutional Partners has shared voting and dispositive power with respect to 1,555,555 shares of our common stock.  Pursuant to the Stockholders Agreement, Oracle Partners and Ten Fund are together entitled to designate one individual to be nominated by the Company to serve on the Company’s Board of Directors.  Oracle Associates is the general partner of each of Oracle Partners, Ten Fund and Institutional Partners.  Investment Manager is the investment manager to Ten Fund.  Mr. Feinberg is the managing member of Oracle Associates and the sole stockholder, director and president of Investment Manager.  The ownership reported above includes 583,333 shares underlying warrants held by Institutional Partners. The warrants held by Institutional Partners may not be exercised to the extent such exercise would cause the holder of such warrant (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) to beneficially own more than 19.99% of our common stock then outstanding.

(4) Based on the information provided in Amendment No. 6 to Schedule 13D filed with the SEC on February 17, 2017 by Jack W. Schuler, the Jack W. Schuler Living Trust, H. George Schuler, the Tino Hans Schuler Trust, the Tanya Eve Schuler Trust and the Therese Heidi Schuler Trust (collectively, the “Schuler Reporting Persons”).  The Schuler Reporting Persons reported that Mr. Jack Schuler has shared voting and dispositive power with respect to 6,673,029 shares of our common stock and sole voting and dispositive power with respect to 4,635,783 shares of our common stock, the Jack W. Schuler Living Trust had shared voting and dispositive power with respect to 4,635,783 shares of our common stock, H. George Schuler had shared voting and dispositive power with respect to 11,511,898 shares of our common stock, and each of the Tino Hans Schuler Trust, the Tanya Eve Schuler Trust and the Therese Heidi Schuler Trust had shared voting and dispositive power with respect to 3,262,093 shares of our common stock.  Pursuant to the Stockholders Agreement, Mr. Jack Schuler is entitled to designate one individual to be nominated by the Company to serve on the Company’s Board of Directors.  Mr. Jack W. Schuler is the sole trustee of the Jack W. Schuler Living Trust and Mr. George Schuler is the sole trustee of each of the Tino Hans Schuler Trust, the Tanya Eve Schuler Trust and the Therese Heidi Schuler Trust. The ownership reported above includes 773,003 shares underlying warrants held by the Jack W. Schuler Living Trust, 571,702 shares underlying warrants held by each of the Tino Hans Schuler Trust, the Tanya Eve Schuler Trust and the Therese Heidi Schuler Trust and 113,332 shares underlying warrants held by each of the Schuler GC 2010 Continuation Trust and Schuler Grandchildren LLC. The warrants held by the Jack W. Schuler Living Trust may not be exercised to the extent such exercise would cause the holder of such warrant (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) to beneficially own more than 19.99% of our common stock then outstanding.

(5)Based on the information provided in Amendment No. 4 to Schedule 13D filed with the SEC on February 17, 2017 by Matthew Strobeck and Birchview Capital, LP (“Birchview LP”) as updated for the sale of 90,000 shares of common stock since the Schedule 13D filing.  Mr. Strobeck reported that he has shared voting and dispositive power with respect to 3,300,913 shares of our common stock and Birchview LP has shared voting and dispositive power with respect to 3,269,913 shares of our common stock.  Includes 416,666 shares underlying warrants exercisable within 60 days of April 11, 2017. Birchview LP serves as the investment manager of Birchview Fund LLC. Birchview Capital GP, LLC, a Delaware limited liability company (the “General Partner”), is the general partner of Birchview LP.  Matthew Strobeck is the sole member of the General Partner.

(6)Includes 21,050 shares underlying options and 11,342 restricted stock units exercisable within 60 days of April 11, 2017.  Mr. Burns is a member of our Board of Directors and served as Chairman of the Board from September 2011 to March 2013.

(7)Includes 19,801 shares underlying warrants exercisable within 60 days of April 11, 2017.

(8)Includes 467,186 shares underlying options exercisable within 60 days of April 11, 2017.  Ms. Palmieri is a member of our Board of Directors and the President and Chief Executive Officer of the Company.

(9)Mr. Schroder is our Vice President for Global Business Development and Managed Markets.

(10)Includes 106,250 shares underlying options exercisable within 60 days of April 11, 2017.  Mr. Ferrara is the Chief Operating Officer of the Company.

(11) Includes 216,530 shares underlying options, 17,662 restricted stock units and 9,901 shares underlying warrants exercisable or vesting within 60 days of April 11, 2017.  Mr. LaFrance is the Chairman of our Board of Directors and served as President and Chief Executive Officer of the Company from April 2014 to December 2014.

(12)Includes 12,801 shares underlying restricted stock units vesting within 60 days of April 11, 2017.  Ms. Jordan is a member of our Board of Directors.

(13)  Includes 39,603 shares underlying warrants exercisable within 60 days of April 11, 2017.

(14)Includes 290,691 shares underlying options exercisable within 60 days of April 11, 2017.  Mr. Schoen is our Senior Vice President, Finance and Chief Accounting Officer.

LEGAL MATTERS

Sidley Austin LLP will pass upon the validity of the securities being registered by the registration statement of which this prospectus is a part. Michael A. Gordon, a selling stockholder, is a partner in such firm.  As of April 11, 2017, Mr. Gordon beneficially owned 186,829 shares of our common stock, excluding 8,374 warrants he purchased in the February 17, 2017 private placement.  Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2016 and 2015 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities the selling stockholders are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities the selling stockholders are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy, at prescribed rates, any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Vermillion, Inc. The SEC’s Internet site can be found at http://www.sec.gov.   Our filings are also available to the public over the Internet at our website, www.vermillion.com.

Information on any Vermillion website, any subsection, page, or other subdivision of any Vermillion website, or any website linked to by content on any Vermillion website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) until the offering is completed:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 30, 2017;
(b)	Our Current Reports on Form 8-K filed with the SEC on (i) February 17, 2017 (Items 1.01 and 3.02 only), (ii) March 3, 2017, and (iii) March 13, 2017; and
(c)

The description of our common stock set forth in the Registration Statement on Form 8-A filed with the SEC on July 6, 2010 (File No. 001-34810), including any amendments or reports filed for the purpose of updating such description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Vermillion, Inc.

12117 Bee Caves Road, Building Three, Suite 100

Austin, Texas 78738

(512) 519-0400
Attn: Corporate Secretary